EXHIBIT 10.13

Employment Agreement Pat Fenton

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT is made effective November 20th, 1996 between Patrick C. Fenton (“Employee”) and NovAtel Inc. (the “Corporation”).

Recitals

A.                     The Employee has been employed since July 1989, most recently pursuant to the terms of a Letter Agreement dated February 15, 1995 between Employee and the Corporation (formerly known as NovAtel Communications Ltd.) (the “Initial Agreement”).

The Employee and the Corporation agree as follows:

1.                         Employment.                      The Corporation hereby agrees to employ Employee as Director, Research and Development of the Corporation.

2.                         Office and Duties.            Employee shall perform the following duties:

•                       Day to day management of the Research and Development department of the Corporation

•                       Member of the management team

•                       Development and implementation of the Research and Development strategies for the Corporation

•                       Provide scientific leadership for patent development

and such other responsibilities as are related to the title and position of Director, Research and Development as may from time to time be assigned by the Executive Vice President and Chief Operating Officer or the Corporation.

3.                         Full Attention.            Employee shall at all times faithfully, industriously and to the best of his ability, experience and talents perform all of the duties that may be required of and from him, pursuant to the terms hereof to the reasonable satisfaction of the Corporation.  Without the Corporation’s prior approval, Employee shall not directly or indirectly in any manner or in any capacity engage in any outside business endeavor or employment that would adversely affect the performance by Employee of his assigned duties or compete with the Corporation.

4.                         Remuneration.          Subject to review by the Corporation, Employee shall be paid for his services an annual salary of not less than $120,000 (Cdn.) payable biweekly in arrears.  The Corporation shall be entitled to make all necessary deductions and withholdings with respect to federal and provincial income tax, UIC, CPP and similar requirements from Employee’s compensation.  In addition, subject to the completion of an initial public offering, the Employee shall be entitled to receive stock options commensurate with his position as may from time to time allocated by the Board of Directors of the Corporation.

5.                         Benefit Programs.         Employee shall during his employment be entitled to participate in all benefit plans and programs offered generally to employees of the Corporation.  Employee’s participation in those plans shall be in addition to the other compensation paid under this Agreement.

6.                         Expenses.         The Corporation shall also reimburse Employee for travel, entertainment or other expenses in accordance with the Corporation’s policy for such expenses as may be in effect from time to time as he may incur in the performance of his duties under this Agreement.

7.                         Vacations.     Employee shall be entitled to a certain number of paid vacation days in each calendar year as determined by the Board or the Compensation Committee from time to time, but not less than 20 business days in any calendar year, pro-rated appropriately on account of any calendar year during which services are rendered hereunder for less than all of that year.

8.                        Termination of Employee’s Employment.

a)                      Resignation

Employee may at any time during the term of this Agreement give notice to the Corporation that the employment of Employee with the Corporation shall terminate six months following the delivery of that notice.

b)                      Disability

In the event that Employee fails, by reason of illness or mental or physical disability or other incapacity, to perform his duties hereunder for 90 days during any consecutive twelve month period during the terms of this Agreement, then either Employee or the Corporation may at any time after such disability has continued for 90 days during any consecutive twelve month period deliver notice to the other that the employment of Employee is terminated.  On such notice being delivered by the Corporation or Employee, Employee’s employment pursuant to this Agreement shall immediately terminate and Employee shall not be entitled to any further payments or benefits with regard to his employment or termination thereof.

c)                       Termination for Cause

The Corporation may at any time during the term of this Agreement terminate Employee’s employment with the Corporation for just cause without notice and without any payment to him whatsoever save and except only for payment to Employee of any amounts earned by or payable to Employee up to the date of termination.

d)                      Corporation’s Termination Rights

The Corporation may without cause (in circumstances other than those set forth in Section 8 b) and Section 8 c)) at any time during the term of this Agreement terminate the employment of Employee with the Corporation.  The Corporation shall pay to Employee on the date that Employee’s employment is terminated by the Corporation pursuant to this Section 8 d):

(A)      a lump severance sum in an amount equal to 1.0 times Employee’s annual salary and 25% of all stock options granted but not otherwise vested shall immediately vest and all vested stock options not yet exercised may be exercised by Employee within 30 days of the date of termination; and

(B)        all other amounts payable by the Corporation to Employee under this Agreement to that termination date.

9.                                      Termination Rights as a Result of Change in Control.

A)                     Applicable Terminology

For purposes of this Agreement:

“Change in Control” means:

(i)                       where a Person or a group of Persons acting in concert acquires ownership or control of that percentage of the outstanding shares of the Corporation carrying voting rights which confer on the holder or holders thereof the right to elect at least the majority of the Board;

(ii)                    the sale, lease or transfer of all or substantially all of the Corporation’s assets to any other Person or Persons; or

(iii)                 the entering into a merger, amalgamation, arrangement or other reorganization by the Corporation with another unrelated corporation.

“Person” includes an individual, a partnership, a corporation and any other entity or association.

“Termination Date” means the date that the Employee’s employment with the Corporation is terminated by the Corporation after a Change of Control.

B)                     Change of Control

If a Change of Control occurs at any time during the term of this Agreement Employee shall, subject to paragraph 9 C), be entitled to consider the Corporation as having terminated Employee’s employment.

C)                    Termination on Change of Control

If a Change of Control occurs at any time during the term of this Agreement and either contemporaneously or within 6 months after the Change of Control, Employee’s employment with the Corporation is terminated by the Corporation then the Corporation shall pay to Employee within 10 business days of the Termination Date, or at such other time as is mutually agreed on between the Corporation and Employee the total of:

(a)                    a severance amount equal to the 1.5 times the Employee’s annual salary and 25% of all stock options granted but not otherwise vested shall immediately vest and all vested stock options not yet exercised may be exercised by Employee within 30 days of the date of termination, plus

(b)                   all other amounts payable by the Corporation to Employee under this Agreement to the Termination Date.

If the conditions in Section 9 C) do not occur then this Agreement shall be deemed to remain in full force and effect.

10.                                 Release.  In consideration for the payments received as a result of Section 8 d) or Section 9 C), Employee agrees to forever release and discharge the Corporation from any and all obligations to pay any further amounts or benefits to Employee with respect to his employment or the termination thereof except those amounts that remain payable to him pursuant to those Sections and any indemnities provided by the Corporation to Employee in his capacity as an officer and director of the Corporation, which indemnities shall survive any termination of Employee’s employment.

11.                                 Inventions and Disclosure of Information.  Employee agrees to continue to be bound by and comply with the terms of the Employee Confidentiality and Assignment of Rights Agreement entered into between the Employee and the Corporation attached as Exhibit A to this Agreement.

12.                                 Non-Competition.  Without the prior written consent of the Corporation and for a period of one year after termination of the Employee’s employment with the Corporation, Employee shall be prohibited from, either directly or indirectly, whether alone or in conjunction with any other Person, whether as a principal, agent, partner, contractor or shareholder:

(a)                    engaging in any undertaking; or

(b)                   having any financial or other interest in or in respect of the business of any Person who carries on a business,

which would not compete with the business of the Corporation.

13.                                 Non-Solicitation.  Employee will not, directly or indirectly, solicit for employment, or advise or recommend to any other Person that they employ or solicit for employment, any employee of the Corporation during his period of employment by the Corporation and for a further period of one year after he ceases to be employed by the Corporation for any reason whatsoever.  Notwithstanding the generality of the foregoing, Employee shall not be precluded from general searches for prospective employees through the use of advertisements in the media.

14.                                 Severable Clauses.  A determination that any provision of this Agreement is unenforceable in whole or in part shall not affect the validity of any other provision.

15.                                 Injunctive Relief.  Employee agrees that the remedy at law for any breach by him of the confidentiality or non-competition provisions of this Agreement will be inadequate and that the Corporation, on any application to a Court, may be entitled to temporary and permanent injunctive relief against Employee specifically enforcing the Employee’s obligations pursuant to this Agreement.

16.                                 Notice.  Any notice in writing required to or permitted to be given by either party hereunder shall be sufficiently given if delivered to the other party personally or by telecopy addressed to:

NovAtel Inc.

6732 - 8th Street N.E.

Calgary, Alberta

T2E 8M4

Attention:  Executive Vice-President,

Chief Operating Officer

Telecopier No.: (403) 295-4741

or to Employee at:

304 Sandringham Court N.W.

Calgary, Alberta

T3K 3V6

Any such notice which is delivered or telecopied before 5:00 p.m. on any business day shall be deemed to have been delivered on that day.  Any notices delivered or telecopied after that time on a business day or on a day that is not a business day shall be deemed received on the next following business day.  In this

Agreement “business day” means a day that is not a Saturday, Sunday or statutory holiday in Calgary, Alberta.  Any address for the giving of notices hereunder may be changed by notices in writing.

17.                                 Governing Law.  The provisions of this Agreement shall be governed by and interpreted in accordance with the laws in force in the Province of Alberta.

18.                                 Survival.  This Agreement shall extend and enure to the benefit of the successors and assigns of each of the parties.

19.                                 Independent Advice.  Employee acknowledges that he has sought independent legal advice with respect his rights and obligations under this Agreement.

20.                                 Entire Agreement.  This Agreement supersedes and replaces the Initial Agreement.  There are no agreements, understandings or statements, verbal or written, regarding the employment of Employee by the Corporation except this Agreement.  No modification, waiver, amendment or replacement of this Agreement shall be effective unless made in writing and signed by Employee and Corporation.

DATED to be effective as of November 20th, 1996.

/s/ D. SCANLON	/s/ Patrick C. Fenton
Witness	PATRICK C. FENTON

NOVATEL INC.

	By:	/s/ PASCAL SPOTHELFER

	By:	/s/ DOUG REID